Exhibit 10.3

FIRST AMENDMENT

FIRST AMENDMENT, dated as of March 9, 2012 (this “Amendment”), to the Third Amended and Restated Credit Agreement, dated as of January 29, 2010 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among R.H. Donnelley Corporation (n/k/a Dex One Corporation), R.H. Donnelley Inc., the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Deutsche Bank Trust Company Americas, as administrative agent (in such capacity, the “Administrative Agent”) and the other agents parties thereto.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders agree to effect certain modifications to the Credit Agreement as described herein;

WHEREAS, the Lenders are willing, subject to the terms and conditions set forth herein, to so amend the Credit Agreement; and

WHEREAS, each Person that executes and delivers this Amendment in the capacity of a consenting Lender will be deemed to have agreed to the terms of this Amendment;

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

SECTION 1. Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. On January 29, 2010, R. H. Donnelley Corporation (Ultimate Parent) changed its name to Dex One Corporation and RHD Service LLC (Service Company) changed its name to Dex One Service LLC. On March 1, 2010, Dex One Service LLC converted from a Delaware limited liability company to a Delaware corporation operating as Dex One Service, Inc. Accordingly, the defined terms “Ultimate Parent” and “Service Company” as used in the Credit Agreement as amended by this Amendment and in the other Loan Documents now refer to Dex One Corporation and Dex One Service, Inc., respectively. Business.com, Inc. changed its name to Dex One Digital, Inc. on September 27, 2011.

SECTION 2. Amendment of the Credit Agreement. The Credit Agreement is hereby amended, effective as of the First Amendment Effective Date (as defined below), as follows:

2.1. Amendments to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a) by inserting the following new definitions in appropriate alphabetical order:

“Acceptable Payment Percentage” has the meaning assigned to such term in Section 2.16(c).

“Applicable Payment Percentage” has the meaning assigned to such term in Section 2.16(c).

“Discounted Voluntary Prepayment” has the meaning assigned to such term in Section 2.16(a).

“Discounted Voluntary Prepayment Amount” has the meaning assigned to such term in Section 2.16(b).

“Discounted Voluntary Prepayment Notice” has the meaning assigned to such term in Section 2.16(b).

“First Amendment” means the First Amendment to this Agreement, dated as of March 9, 2012.

“First Amendment Effective Date” means the date on which the conditions precedent set forth in Section 3 of the First Amendment shall have been satisfied, which for the avoidance of doubt is March 9, 2012.

“Payment Percentage” has the meaning assigned to such term in Section 2.16(b).

“Qualifying Loans” has the meaning assigned to such term in Section 2.16(c).

“Range” has the meaning assigned to such term in Section 2.16(b).

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of January 1, 2011, among the Ultimate Parent, Dex Media, Inc., East Holdings, West Holdings, the Service Company, R.H. Donnelley Corporation, the Borrower, R.H. Donnelley Apil, Inc. and Business.com, Inc. (now known as Dex One Digital, Inc.), as amended, restated or otherwise modified from time to time.

“Ultimate Parent PIK Election” means the election by the Ultimate Parent to make paid-in-kind interest payments on the Restructuring Notes as permitted by the Restructuring Notes Indenture.

“Ultimate Parent PIK Election Period” means any interest period for the Restructuring Notes for which the Ultimate Parent has made the Ultimate Parent PIK Election.

“Ultimate Parent PIK Election Amount” means, with respect to any Ultimate Parent PIK Election Period, 37% of the difference between (x) the amount of interest the Ultimate Parent would have paid in cash on the then outstanding principal amount of Restructuring Notes for such period if the Ultimate Parent had not made the Ultimate Parent PIK Election and (y) the amount of interest the Ultimate Parent pays in cash on the Restructuring Notes for such period.

(b) by amending the definition of “Consolidated EBITDA” by inserting “(including, without limitation, any gain arising from the retirement of Indebtedness)” immediately following “any extraordinary gains and non-cash gains” in clause (b)(ii) in the first sentence thereof.

(c) by deleting the definition of Designated Excess Cash Expenditures in its entirety and substituting in lieu thereof the following new definition:

““Designated Excess Cash Expenditures” means the use of the Borrower’s Portion of Excess Cash Flow to (a) make Discounted Voluntary Prepayments, (b) make Investments pursuant to Section 6.04(f) or 6.04(l), (c) make Restricted Payments pursuant to Section 6.08(a)(iii) or (d) effect Optional Repurchases of Indebtedness pursuant to Section 6.08(b)(vi).”

(d) by amending the definition of “Excess Cash Flow” by (i) inserting “; provided, that (i) to the extent the Borrower makes any Discounted Voluntary Prepayments and the gain arising from the retirement of Indebtedness in connection with such Discounted Voluntary Prepayments results in any additional cash taxes, the payment of such additional cash taxes shall not be deducted in the calculation of Excess Cash Flow and (ii) for the avoidance of doubt, income related to the retirement of Indebtedness shall not be included in the calculation of Excess Cash Flow” immediately preceding “; plus” in clause (a) thereof, and (ii) inserting “(for the avoidance of doubt, including any Advance Amortization Payment) immediately preceding “by the Borrower” in clause (f) thereof.

(e) by amending the definition of “Net Proceeds” by inserting “; provided that for the purposes of calculating the Net Proceeds of an Ultimate Parent Asset Disposition, payments made (or reasonably estimated to be payable) under the Tax Sharing Agreement shall be deducted in the same manner as taxes paid (or reasonably estimated to be payable) under clause (b)(iii) above” at the end thereof.

(f) by amending the definition of “Shared Services Transactions” by inserting “(it being understood and agreed that payments in respect of tax liabilities or tax attributes pursuant to tax sharing agreements or similar agreements shall not constitute Shared Services Transactions; provided, that the foregoing shall not restrict the ability of the Borrower to make Restricted Payments (i) pursuant to Section 6.08(a)(iv) or (ii) to the Service Company in respect of tax liabilities incurred by the Service Company in connection with the performance of its obligations under the Shared Services Agreement)” at the end thereof.

(g) by amending the definition of “Ultimate Parent Consolidated EBITDA” by inserting “(including, without limitation, any gain arising from the retirement of Indebtedness)” immediately following “any extraordinary gains and non-cash gains” in clause (b)(ii) in the first sentence thereof.

2.2. Amendments to Section 2.05. Section 2.05 of the Credit Agreement is hereby amended as follows:

(a) by deleting the first sentence of paragraph (a) thereof in its entirety and substituting in lieu thereof the following new first sentence:

“Subject to adjustment pursuant to paragraph (c) of this Section 2.05, the Borrower shall repay the Borrowings on each date set forth below in the amount set forth opposite such date; provided, that, to the extent the Borrower makes a Discounted Voluntary Prepayment, the repayments due to any Lender participating in such Discounted Voluntary Prepayment shall be reduced ratably by the principal amount of Loans so prepaid (it being understood and agreed that such Discounted Voluntary Prepayment shall not in any manner affect the scheduled repayments due to the Lenders not participating in such Discounted Voluntary Prepayment):”

(b) by deleting paragraph (c) thereof in its entirety and substituting in lieu thereof the following new paragraph (c):

“(c) Any mandatory prepayment of a Borrowing or optional prepayment that is not a Discounted Voluntary Prepayment shall be applied to reduce the subsequent scheduled repayments of the Borrowings to be made pursuant to this Section ratably.”

2.3. Amendments to Section 2.06. Section 2.06 of the Credit Agreement is hereby amended as follows:

(a) by deleting paragraph (a) thereof in its entirety and substituting in lieu thereof the following new paragraph (a):

“(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.11), in an aggregate principal amount that (except as otherwise provided in Section 2.16) is an integral multiple of $1,000,000 and not less than $1,000,000 or, if less, the amount outstanding, subject to the requirements of this Section. The Borrower shall have the right to elect by notice to the Administrative Agent that an optional prepayment that is not a Discounted Voluntary Prepayment and that is not subject to the notice contemplated in Section 2.06(d)(iii) is to be applied to a specific scheduled repayment to be made pursuant to Section 2.05 (any such payment, an “Advance Amortization Payment”); provided that such Advance Amortization Payment shall (x) be made in an amount equal to such scheduled repayment, (y) be applied to the next such scheduled repayment that has not been prepaid by an Advance Amortization Payment and (z) only be applied to any such scheduled repayment due in the fiscal year in which such Advance Amortization Payment is made.”

(b) by deleting paragraph (d) thereof in its entirety and substituting in lieu thereof the following new paragraph (d):

“(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2010, the Borrower will prepay Borrowings in an aggregate amount equal to (i) (A) with respect to any fiscal year if the Leverage Ratio as of the end of such fiscal year is greater than 2.50 to 1.00, 60% of Excess Cash Flow for such fiscal year or (B) with respect to any fiscal year if the Leverage Ratio as of the end of such fiscal year is equal to or less than 2.50 to 1.00, 50% of Excess Cash Flow for such fiscal year, less (ii) any voluntary prepayments of Loans made pursuant to Section 2.06(a) during such fiscal year (other than any Advance Amortization Payments and other than voluntary prepayments specified by the Borrower to reduce the amount of a mandatory prepayment due under this paragraph (d) and except as provided in Section 2.16(f)) less (iii) any voluntary prepayments of the Loans (other than an Advance Amortization Payment and except as provided in Section 2.16(f)) made since the end of such fiscal year to the extent the Borrower has, on or prior to the date any mandatory prepayment is due under this paragraph (d) with respect to such fiscal year, specified by written notice to the Administrative Agent that such voluntary prepayments shall be applied to reduce the amount of such mandatory prepayment. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 100 days after the end of such fiscal year).”

(c) by deleting paragraph (e) thereof in its entirety and substituting in lieu thereof the following new paragraph (e):

“(e) Prior to any optional or, subject to Sections 2.06(b), (c), (d) and (g), mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.”

(d) by inserting the following new paragraph (g) after paragraph (f) thereof:

“(g) In the event and on each occasion that the Borrower makes Restricted Payments pursuant to Section
6.08(a)(iii)(B), the Borrower shall, on or prior to the earlier of (i) the date of the repurchase of Restructuring Notes or Additional Notes by the Ultimate Parent in accordance with the terms thereof and (ii) the date that is ten Business Days after the making of such Restricted Payments permitted pursuant thereto (unless, in the case of this clause (ii), such proceeds have been returned to the Borrower as a capital contribution), prepay Borrowings in an aggregate amount equal to the amount of such Restricted Payments (which prepayments shall be in addition to any prepayments required under this Agreement). For the avoidance of doubt, prepayments pursuant to this clause (g) shall not be subject to any minimum amount or integral multiple.”

2.4. Addition of Section 2.16. The Credit Agreement is hereby amended by inserting the following Section 2.16 with the heading “Voluntary Prepayments Below Par” after Section 2.15 of the Credit Agreement:

“(a) The Borrower may elect to notify the Administrative Agent and the Lenders that it wishes to make below par voluntary prepayments of the Loans (each such payment a “Discounted Voluntary Prepayment”) pursuant to the procedures set forth in this Section 2.16; provided that (i) the Borrower may make no more than one Discounted Voluntary Prepayment in any fiscal quarter and (ii) no Discounted Voluntary Prepayment shall be made after December 31, 2013. At the time of any Discounted Voluntary Prepayment, the Borrower shall certify, with reasonable supporting detail (as reasonably determined by the Administrative Agent), that (i) no Event of Default pursuant to Section 6.14 could reasonably be expected to occur during the immediately succeeding four calendar quarters if such Discounted Voluntary Prepayment is not made, (ii) such Discounted Voluntary Prepayment shall have been approved by the Borrower’s Board of Directors and (iii) immediately prior to and after giving effect to any Discounted Voluntary Prepayment, (x) no Default or Event of Default shall have occurred and be continuing, (y) the aggregate unencumbered cash and Permitted Investments (provided that any such cash and Permitted Investments to the extent subject to a Lien created under the Loan Documents, the Dex West Loan Documents or the Dex East Loan Documents shall be deemed to be unencumbered for purposes of this clause (y)) maintained by the Borrower, Dex West, Dex East and their Subsidiaries on a consolidated basis shall be at least $40,000,000 and (z) the aggregate unencumbered cash and Permitted Investments (provided that any such cash and Permitted Investments to the extent subject to a Lien created under the Loan Documents shall be deemed to be unencumbered for purposes of this clause (z)) maintained by the Borrower and its Subsidiaries shall be at least $10,000,000.

(b) In connection with any Discounted Voluntary Prepayment, the Borrower shall notify the Lenders (the “Discounted Voluntary Prepayment Notice”) that the Borrower desires to prepay Loans with cash proceeds in an aggregate amount (each, a “Discounted Voluntary Prepayment Amount”) specified by the Borrower (which amount shall be not less than $5,000,000) at a price within a range (the “Range”) to be specified by the

Borrower equal to a percentage of par (not to exceed 100%) (the “Payment Percentage”) of the principal amount of the Loans to be prepaid; provided that only one Discounted Voluntary Prepayment Notice may be in effect at any time. The Discounted Voluntary Prepayment Notice shall further specify the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days following the date of the Discounted Voluntary Prepayment Notice (the “Acceptance Date”). No proposed Discounted Voluntary Prepayment shall be made if the amount of cash expended to make Discounted Voluntary Prepayments in any fiscal year would exceed an amount equal to (i) Borrower’s Portion of Excess Cash Flow for the immediately preceding fiscal year, minus (ii) the amount of other Designated Excess Cash Expenditures made with the Borrower’s Portion of Excess Cash Flow for such immediately preceding fiscal year; provided that in addition to the foregoing amount, the Borrower may expend in cash an additional aggregate amount of $5,000,000 during the term of this Agreement for Discounted Voluntary Prepayments.

(c) On or prior to the Acceptance Date, each Lender may specify by written notice to the Administrative Agent a minimum Payment Percentage (the “Acceptable Payment Percentage”) within the Range for a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Loans at which such Lender is willing to permit such Discounted Voluntary Prepayment. Based on the Acceptable Payment Percentages and principal amounts of Loans specified by Lenders, the applicable Payment Percentage (the “Applicable Payment Percentage”) for the Discounted Voluntary Prepayment shall be the lowest Acceptable Payment Percentage at which the Borrower can complete the Discounted Voluntary Prepayment for the applicable Discounted Voluntary Prepayment Amount that is within the applicable Range; provided that if the offers received from Lenders are insufficient to allow the Borrower to complete the Discounted Voluntary Prepayment for the applicable Discounted Voluntary Prepayment Amount, then the Applicable Payment Percentage shall instead be the highest Acceptable Payment Percentage that is within the applicable Range. The Borrower shall prepay Loans (or the respective portions thereof) offered by Lenders at the Acceptable Payment Percentages specified by each such Lender that are equal to or less than the Applicable Payment Percentage (“Qualifying Loans”) by remitting an amount to the Administrative Agent (for distribution to each respective Lender to be prepaid) equal to the product of the face amount, or par, of the Loan being prepaid multiplied by the Applicable Payment Percentage; provided that if the aggregate cash proceeds required to prepay Qualifying Loans (disregarding any interest payable under Section 2.16(d)) would exceed the applicable Discounted Voluntary Prepayment Amount for such Discounted Voluntary Prepayment, the Borrower shall prepay such Qualifying Loans at the Applicable Payment Percentage ratably based on the respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent).

(d) All Loans prepaid by the Borrower pursuant to this Section 2.16 shall be accompanied by payment of accrued and unpaid interest on the par principal amount so prepaid to, but not including, the date of prepayment.

(e) Each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to rounding and minimum amounts, Type and Interest Periods of accepted Loans, irrevocability of Discounted Voluntary Prepayment Notice and other notices by the Borrower and Lenders and determination of Applicable Payment Percentage) reasonably established by the Administrative Agent in consultation with the Borrower and not inconsistent with the terms hereof.

(f) Each Discounted Voluntary Prepayment shall constitute an optional prepayment of Loans for all purposes under this Agreement, but excluding for purposes of Section 2.06(d).

(g) Notwithstanding anything to the contrary in this Agreement (including, without limitation, Sections 2.06 and 2.13), the Lenders hereby consent to the transactions described in this Section 2.16 and further acknowledge that in connection with any Discounted Voluntary Prepayment, principal and interest payments may be made on a non-pro rata basis, as determined by the Administrative Agent, to the applicable Lenders.

(h) This Section 2.16 shall not require the Borrower to undertake or any Lender to participate in any Discounted Voluntary Prepayment.”

2.5. Amendment to Section 6.04. Section 6.04 of the Credit Agreement is hereby amended by deleting clause (o) thereof in its entirety and substituting in lieu thereof the following new clause (o):

“(o) provided (i) no Event of Default is continuing or would result therefrom and (ii) that no portion of the proceeds of any such Investment is used, directly or indirectly, to purchase or repurchase, or finance the purchase or repurchase, of any Restructuring Notes, Additional Notes or any other Indebtedness of any Affiliate (and the terms of any Investment shall not permit any such purchase or repurchase by the Person in which such Investment is made while such Investment is outstanding), Investments in any other Person (other than Foreign Subsidiaries) in an aggregate amount not to exceed $25,000,000 during the term of this Agreement.”

2.6. Amendments to Section 6.08. Section 6.08 of the Credit Agreement is hereby amended as follows:

(a) by deleting clause (iii) in paragraph (a) thereof in its entirety and substituting in lieu thereof the following new clause (iii):

“(iii) provided no Default or Event of Default is continuing or would result therefrom, the Borrower (A) may make Restricted Payments to the Ultimate Parent in an aggregate amount per fiscal year not to exceed the Borrower’s Portion of Excess Cash Flow for the immediately preceding fiscal year less the amount of other Designated Excess Cash Expenditures made with such Borrower’s Portion of Excess Cash Flow for such immediately preceding fiscal year; provided that the proceeds of such Restricted Payments are used (x) to effect Specified Investments or (y) to pay interest on Restructuring Notes or Additional Notes (provided, however, that any such dividends or distributions relating to any such cash interest payment must be paid not earlier than ten Business Days prior to the date when such cash interest is required to be paid by the Ultimate Parent and the proceeds must (except to the extent prohibited by applicable subordination provisions) be applied by the Ultimate Parent, to the payment of such interest when due) or (B) may make Restricted Payments to the Ultimate Parent in an aggregate amount equal to (x) 50% of the Ultimate Parent PIK Election Amount for each Ultimate Parent PIK Election Period completed after the First Amendment Effective Date minus (y) the aggregate amount of all Restricted Payments made after the First Amendment Effective Date pursuant to this clause (B) that have not been returned to the Borrower as capital contributions within ten Business Days from the date such Restricted Payment is made; provided that (i) such Restricted Payments, if made, shall be used by the Ultimate Parent to effect repurchases of Restructuring Notes or Additional Notes at a price equal to or less than 30% of the principal amount of the Restructuring Notes or Additional Notes so repurchased, (ii) any Restricted Payments used to effect such repurchases must be made not earlier than ten Business Days prior to the date when the Ultimate Parent so repurchases the Restructuring Notes, if such repurchase is made and (iii) if such Restricted Payments are not used for such repurchase of Restructuring Notes or Additional Notes, the proceeds therefrom shall be returned to the Borrower as a capital contribution within ten Business Days from the date such Restricted Payment was made,”

(b) by inserting “the amount of Discounted Voluntary Prepayments permitted under Section 2.16(b),” immediately following “reduce the amount of Restricted Payments permitted pursuant to clause (iii) above,” in clause (B) in the proviso of clause (v) in paragraph (a) thereof.

(c) by deleting the “and” that precedes clause (C) in the proviso of clause (v) in paragraph (a) thereof and substituting in lieu thereof a comma.

(d) by inserting “and (D) in no event may the amount of any such dividend or distribution made pursuant to this clause (v) relating to any such cash interest payment exceed 37% of the amount of such interest paid by the Ultimate Parent when due” immediately preceding the comma at the end of clause (v) in paragraph (a) thereof.

2.7. Amendment to Section 6.13. Section 6.13 of the Credit Agreement is hereby amended by inserting “or the Tax Sharing Agreement” immediately following “the Shared Services Agreement” in paragraph (c) thereof.

SECTION 3. Effectiveness. This Amendment shall become effective as of the date (the “First Amendment Effective Date”) on which the following conditions have been satisfied; provided that this Amendment shall only become effective to the extent that comparable amendments to the Dex West Credit Agreement and the Dex East Credit Agreement become effective:

(a) The Administrative Agent (or its counsel) shall have received duly executed and completed counterparts hereof (in the form provided and specified by the Administrative Agent) that, when taken together, bear the signatures of the Ultimate Parent, the Borrower and the Required Lenders.

(b) The Lenders and the Administrative Agent shall have received all fees required to be paid on or before the First Amendment Effective Date, including receipt by the Administrative Agent, for the account of each Lender which delivers to the Administrative Agent (or its counsel) a duly executed and completed counterpart hereof on or prior to March 8, 2012, an amendment fee of 0.075% of the principal amount of the Loans held by such Lenders.

(c) To the extent invoiced before the date hereof, the Administrative Agent shall have received payment or reimbursement of its reasonable out-of-pocket expenses in connection with this Amendment required to be paid or reimbursed pursuant to the Credit Agreement, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent.

(d) The Tax Sharing Agreement shall have been amended in a manner reasonably satisfactory to the Administrative Agent, and a true and correct copy of such amendment shall have been provided to the Lenders.

(e) No Default or Event of Default shall have occurred and be continuing under the Credit Agreement.

(f) All representations and warranties set forth in the Loan Documents shall be true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each of the Lenders and the Administrative Agent that as of the First Amendment Effective Date:

4.1. This Amendment has been duly authorized, executed and delivered by it and this Amendment and the Credit Agreement, as amended hereby, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.2. Each of the representations and warranties set forth in the Loan Documents are true and correct in all material respects on and as of the First Amendment Effective Date with the same effect as though made on and as of the First Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date).

SECTION 5. Covenants.

5.1. The Borrower and the Ultimate Parent covenant and agree with the Lenders that, for purposes of calculating Excess Cash Flow, Consolidated EBITDA and Ultimate Parent Consolidated EBITDA for the fiscal years ending December 31, 2011 and December 31, 2012, such calculations shall give pro forma effect to the amendments to the Tax Sharing Agreement, as well as the adjustments related to the settlement of intercompany digital expenses as previously disclosed by the Borrower, (and any related payments) as if such amendments, adjustments and payments had occurred during the fiscal year ending December 31, 2011) (and the Credit Agreement is hereby amended to permit and require such pro forma adjustments).

SECTION 6. Effect of Amendment.

6.1. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

6.2. On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 7. General.

7.1. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

7.2. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable out-of-pocket fees, charges and disbursements of one counsel for the Administrative Agent.

7.3. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of any executed counterpart of a signature page of this Amendment by telecopy or email transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

7.4. Headings. The headings of this Amendment are used for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

DEX ONE CORPORATION

By:
Name: Gregory W Freiberg
Title: EVP : CFO

R.H. DONNELLEY INC.

By:
Name: Gregory W Freiberg
Title: EVP : CFO

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name: Susan LeFevre
Title: Managing Director

By:
Name: Benjamin Souh
Title: Vice President

Signature Page to First Amendment